Exhibit 3.146

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “THE AMERICAN BOTTLING COMPANY”, FILED IN THIS OFFICE ON THE SIXTH DAY OF APRIL, A.D. 1998, AT 1:30 O’CLOCK P.M.

2880629 8100	/s/ Edward J. Freel

981131825	Edward J. Freel, Secretary of State
	AUTHENTICATION:	901512 7
	DATE:	04-07-98

CERTIFICATE OF INCORPORATION
OF
THE AMERICAN BOTTLING COMPANY
          The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify that:
          FIRST: The name of the corporation is THE AMERICAN BOTTLING COMPANY (hereinafter the “Corporation”).
          SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.
          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000 shares, consisting of 10,000 shares of Common Stock, par value $.01 per share (the “Common Stock”).
          FIFTH: The name and mailing address of the incorporator is Michelle K. Bowe, Esq., Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178.
          SIXTH: The Corporation shall be entitled to treat the Person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other Person, whether or not the Corporation shall have notice thereof, except as required by applicable law.
          SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
          EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.

          NINTH: Elections of directors need not be by ballot unless the By-laws of the Corporation shall so provide.
          TENTH: The Corporation expressly elects not to be governed by Section 203 of the GCL.
          ELEVENTH: To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time. No repeal or modification of this Article ELEVENTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article ELEVENTH at the time of such repeal or modification.
          TWELFTH: Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
          THIRTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
          FOURTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
          FIFTEENTH: The Corporation shall, to the fullest extent permitted by the provisions of the General Corporation Law of Delaware, as now or hereinafter in effect, indemnify all persons whom it may indemnify under such provisions. The indemnification provided by this provision shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, by agreement, vote of the shareholders or otherwise. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
          SIXTEENTH: Any notice required by the provisions of this Certificate of Incorporation shall be in writing and shall be deemed given upon delivery, if delivered personally, or by a recognized commercial courier postage prepaid with receipt acknowledged, or upon the expiration of one hundred twenty (120) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of a notice to any holder of shares of capital stock of the Corporation, to such holder as such holder’s address appears on the books of the Corporation, or in the case of a notice to the Corporation, at its principal executive office. Neither the failure to mail any such notice to any particular holder nor any defect in any such notice shall affect the sufficiency of notice with respect to any other Person.

          IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, has duly executed this Certificate of Incorporation on this sixth day of April, 1998.

/s/ Michelle K. Bowe Michelle K. Bowe